As filed with the Securities and Exchange Commission on November 17, 2010.

Registration Statement No. 333-169840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALMETTO BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

South Carolina	74-2235055	6022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Industrial Classification Code Number)

306 East North Street,

Greenville, South Carolina

(800) 725-2265

(Address, including zip code and telephone

number, including area code, of registrant’s

principal executive offices)

Samuel L. Erwin

306 East North Street,

Greenville, South Carolina

(800) 725-2265

(Name, address, including zip code and telephone

number, including area code, of agent for service)

With a Copy to:

Neil E. Grayson

John M. Jennings

Nelson Mullins Riley & Scarborough LLP

104 South Main Street, Suite 900

Greenville, South Carolina 29601

(864) 250-2235

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	39,734,709 shares	$ 2.60	$ 103,310,243.40	$ 7,366.02

(1)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The registrant’s common stock is not listed on a national securities exchange or quoted on the OTC Bulletin Board. The registrant’s common stock is, however, quoted on the Pink OTC Markets, Inc. (the “Pink Sheets”) under the symbol “PLMT.PK”. Although the registrant’s common stock is quoted on the Pink Sheets, there is currently no public trading market of the registrant’s common stock and private trading of the registrant’s common stock has been limited. Therefore, the price per share and aggregate offering price are based on the sales price of the registrant’s common stock in a private placement transaction that was consummated with the selling shareholders hereunder on October 7, 2010.

(2) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The selling shareholders cannot sell these securities under that registration statement until that registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 17, 2010

PROSPECTUS

PALMETTO BANCSHARES, INC.

39,734,709 Shares of Common Stock

This prospectus covers the offer and resale of 39,734,709 shares of common stock by the selling shareholders identified on page 20 of this prospectus. All shares are being offered by those institutional shareholders who received shares of our common stock in connection with a private placement transaction that was consummated on October 7, 2010, pursuant to which we issued 39,734,709 shares of our common stock to the institutional investors. We will not receive any of the proceeds from the sales of shares by the selling shareholders.

The selling shareholders may offer and sell the shares from time to time at a price between $2.00 and $5.00 per share until our shares are listed on a national securities exchange or quoted on the OTC Bulletin Board and, thereafter, at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices.

Our common stock is not listed on any national securities exchange or quoted on the OTC Bulletin Board. Our common stock is, however, quoted on the Pink OTC Markets, Inc. (the “Pink Sheets”) under the symbol “PLMT.PK”. Although our common stock is quoted on the Pink Sheets, there is currently no public trading market of our common stock and private trading of our common stock has been limited. The last reported quoted price of our common stock on the Pink Sheets on October 6, 2010 was $3.50 per share.

Our principal executive offices are located at 306 East North Street, Greenville, South Carolina, and our telephone number is (800) 725-2265.

An investment in our common stock involves risks. See “Risk Factors” beginning on page 4 for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation.

The date of this prospectus is                 , 2010

Prospectus

PROSPECTUS SUMMARY

To understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those statements set forth or incorporated by reference into this prospectus. Before making an investment decision, you should read the entire prospectus and the information incorporated into this prospectus, especially the information presented under the heading “Risk Factors.” In this prospectus, the words “we,” “us,” “our” and similar terms refer to Palmetto Bancshares, Inc. and its wholly owned subsidiary, The Palmetto Bank (which we refer to as our “bank”), on a consolidated basis, unless the context provides otherwise.

Palmetto Bancshares, Inc.

We are a bank holding company headquartered in Greenville, South Carolina. Through our bank, we provide a broad array of commercial banking, consumer banking, trust and investment management, brokerage and insurance services throughout our primary market area of northwest South Carolina.

Through our bank, we offer consumer banking services, including checking and savings accounts, installment lending, credit cards, residential mortgage, auto sales finance, and internet banking. Our commercial banking services include commercial, real estate, and tax exempt lending, business deposit accounts, cash management, and merchant services. The trust and investment management services include brokerage and insurance. Palmetto Capital, Inc., a wholly-owned subsidiary of the bank, maintains separate investment office locations and provides brokerage services relating to stocks, treasury and municipal bonds, mutual funds, and insurance annuities, as well as college and retirement planning through a third party arrangement with Raymond James.

Private Placement of Our Common Stock

On October 7, 2010, we consummated a private placement transaction pursuant to which we issued 39,975,980 shares of our common at $2.60 per share. The institutional investors who purchased 39,734,709 shares in the private placement were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”). The institutional investors that participated in the private placement are the selling shareholders referred to herein.

In connection with the private placement, we also entered into a registration rights agreement with each of the institutional investors, pursuant to which we agreed to, among other things, use our reasonable best efforts to (i) prepare and file with the Securities and Exchange Commission (the “SEC”), on or before November 5, 2010, a registration statement registering the shares for resale and (ii) cause such registration statement to be declared effective by the SEC as soon as practicable after filing, but in no event later than the earlier of (a) the 60th calendar day following the date the registration statement is filed with the SEC and (b) the 5th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. See “Selling Shareholders – Registration Rights” beginning on page 21.

Recent Developments

Regulatory Developments. We and the bank are subject to periodic examination by various regulatory agencies. In November 2009, the Federal Deposit Insurance Corporation (the “FDIC”) and the South Carolina State Board of Financial Institutions (the “State Board” and together with the FDIC, the “Supervisory Authorities”) conducted their annual joint examination of the bank. Beginning in October 2009, our Board of Directors and the Regulatory Oversight Committee of the Board of Directors met periodically with the FDIC to receive status reports on the examination, and the Board received the final report of examination in April 2010. Effective June 10, 2010, the bank agreed to the issuance of a Consent Order with the Supervisory Authorities (the “Consent Order”). For a summary of the requirements of the Consent Order and the bank’s status on complying with the Consent Order, see our Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the SEC on November 1, 2010, which is incorporated herein by reference.

We intend to take all actions necessary to enable the bank to comply with the requirements of the Consent Order, and as of the date hereof we have submitted all documentation required as of this date to the Supervisory Authorities. There can be no assurance that the bank will be able to comply fully with the provisions of the Consent Order, and the determination of our compliance will be made by the Supervisory Authorities. However, we believe we are currently in compliance with all provisions of the Consent Order except for the provision of the Consent Order that requires reductions of criticized assets of specified percentages by certain dates, with the first requirement being 25% by December 6, 2010. As of the date hereof, we have already reduced our criticized assets by more than 25%. Failure to meet the requirements of the Consent Order could result in additional regulatory requirements, which could ultimately lead to the bank being taken into receivership by the FDIC.

Recent Legislation. On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) into law. This new legislation makes extensive changes to the laws regulating financial products and services as well as firms and companies offering financial products and services. The legislation requires substantial rulemaking and mandates numerous additional studies, the results of which could impact future legislative and regulatory action.

While we are evaluating the specific impact this new legislation will have on our current and future operations, we have identified several areas of operation that will be affected. For example, the Dodd-Frank Act amends the manner for calculating the assessment base for deposit insurance premiums paid to the FDIC. The legislation also requires the federal banking agencies to issue new rules to implement new minimum leverage and risk-based capital requirements for insured depository institutions.

In addition, the Dodd-Frank Act establishes the Consumer Financial Protection Bureau (the “Bureau”) as a new, independent federal agency, which will have broad rulemaking, supervisory, and enforcement authority over financial institutions providing consumer financial products and services. Examples of such products and services include deposit products, residential mortgages, home-equity loans, and credit cards. Under the Dodd-Frank Act, states are permitted to adopt more stringent consumer protection laws, and state attorneys general can enforce those laws as well as consumer protection rules issued by the Bureau.

The Offering

We issued and sold 39,734,709 shares of our common stock in a private placement to the selling shareholders on October 7, 2010. This prospectus covers the resale by the selling shareholders of such shares of common stock, as described below:

Common stock offered by the selling shareholders	39,734,709 shares of common stock.

Selling Shareholders	See “Selling Shareholders” beginning on page 20.

Common stock outstanding	46,617,255 shares as of October 7, 2010.

Use of proceeds	All proceeds of this offering will be received by the selling shareholders for their own accounts. See “Use of Proceeds” on page 18.

Market for Common Stock	Our common stock is not listed on any national securities exchange or quoted on the OTC Bulletin Board. Our common stock is, however, quoted on the Pink Sheets under the symbol “PLMT.PK”. Although our common stock is quoted on the Pink Sheets, there is currently no public trading market of our common stock and private trading of our common stock has been limited.

Risk Factors	You should read the “Risk Factors” beginning on page 4, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.

Corporate Information

Our principal executive offices are located at 306 East North Street, Greenville, South Carolina, 29601, and our telephone number is (800) 725-2265. Information on our website, www.palmettobank.com, is not incorporated herein by reference and is not part of this prospectus.

RISK FACTORS

Readers and prospective investors in our common stock should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus.

If any of the following risks actually occurs, our financial condition, results of operations and liquidity could be materially adversely affected. If this were to happen, the value of our common stock could decline, and if you invest in our common stock, you could lose all or part of your investment.

The discussion below highlights some important risks we have identified related to our business and operations and an investment in shares of our common stock, but these should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Risks Related to our Business

We have entered into a Consent Order under which our regulators will require us to take certain actions.

In November 2009, the FDIC and the State Board conducted their annual joint examination of the bank. As a result of the examination, the bank agreed to the issuance of the Consent Order, effective June 10, 2010, with the FDIC and the State Board. The Consent Order seeks to enhance the bank’s existing practices and procedures in the areas of credit quality, liquidity, earnings, capital, and other areas.

In response to the company’s negative financial results and in preparation for the Supervisory Authorities’ annual joint examination, in June 2009 our Board of Directors and management adopted and began executing a proactive and aggressive Strategic Project Plan (the “Plan”) to address the issues related to credit quality, liquidity, earnings, and capital. Since June 2009, our Board of Directors and management have been, and continue to be, keenly focused on executing the Plan and, through execution of this Plan, have already complied with numerous requirements of the Consent Order. Specific to the capital requirements of the Consent Order, as described in this prospectus, on October 7, 2010 we consummated a private placement transaction pursuant to which we issued 39,975,980 shares of our common stock at $2.60 per share for an aggregate purchase price of approximately $103.9 million.

We intend to take all actions necessary to enable the bank to comply with the requirements of the Consent Order, and as of the date hereof we have submitted all documentation required as of this date to the Supervisory Authorities. There can be no assurance that the bank will be able to comply fully with the provisions of the Consent Order, and the determination of our compliance will be made by the Supervisory Authorities. However, we believe we are currently in compliance with all provisions of the Consent Order except for the provision that requires reductions of criticized assets of specified percentages by certain dates, with the first requirement being 25% by December 6, 2010. As of the date hereof, we have already reduced our criticized assets by more than 25%. Failure to meet the requirements of the Consent Order could result in additional regulatory requirements, which could ultimately lead to the bank being taken into receivership by the FDIC.

We may have higher loan losses than we have allowed for in our allowance for loan losses.

Our actual loan losses could exceed our allowance for loan losses and therefore our historic allowance for loan losses may not be adequate. As of September 30, 2010, approximately 66.4% of our loan portfolio was secured by commercial real estate. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond our control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting the credit of our borrowers.

We have a concentration of credit exposure in commercial real estate and a downturn in commercial real estate could adversely affect our business, financial condition, and results of operations.

At September 30, 2010, 66.4% of our loan portfolio was secured by commercial real estate. Loans secured by commercial real estate are generally viewed as having more risk of default than loans secured by residential real estate or consumer loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers, the accuracy of the estimate of the property’s value at completion of construction, and the estimated cost of construction. Such loans are generally more risky than loans secured by residential real estate or consumer loans because those loans are typically not secured by real estate collateral. An adverse development with respect to one lending relationship can expose us to a significantly greater risk of loss compared with a single-family residential mortgage loan because we typically have more than one loan with such borrowers. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared with single-family residential mortgage loans. Therefore, the deterioration of one or a few of these loans could cause a significant decline in the related asset quality. In addition, many economists believe that deterioration in income producing commercial real estate is likely to worsen as vacancy rates continue to rise and absorption rates of existing square footage and/or units continue to decline. Because of the general economic slowdown we are currently experiencing, these loans represent higher risk and could result in a sharp increase in loans charged-off and could require us to significantly increase our allowance for loan losses, which could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

At September 30, 2010, approximately 86.9% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. We have identified credit concerns with respect to certain loans in our loan portfolio which are primarily related to the downturn in the real estate market. The real estate market has been substantially impacted by the current economic environment, increased levels of inventories of unsold homes, and higher foreclosure rates. As a result, property values for this type of collateral have declined substantially and market appraisal assumptions continue to trend downward significantly. These loans carry a higher degree of risk than long-term financing of existing real estate since repayment is dependent on the ultimate completion of the project or home and usually on the sale of the property or permanent financing. Slow housing conditions have affected some of these borrowers’ ability to sell the completed projects in a timely manner, and we believe that these trends are likely to continue. In some cases, this downturn has resulted in a significant impairment to the value of our collateral and our ability to sell the collateral upon foreclosure. As a result, we incurred substantially higher charge-offs in 2009 and through the first nine months of 2010 and increased our allowance for loan losses during these periods to address the probable credit risks inherent within our loan portfolio. Further deterioration in the South Carolina real estate market may cause us to adjust our opinion of the level of credit quality in our loan portfolio. Such a determination may lead to an additional increase in our provisions for loan losses, which could also adversely impact our business, financial condition, and results of operations

Recent legislation and administrative actions authorizing the U.S. government to take direct actions within the financial services industry may not stabilize the U.S. financial system.

The Emergency Economic Stabilization Act of 2008 (the “EESA”) was enacted on October 3, 2008. Under the EESA, the U.S. Treasury has the authority to, among other things, invest in financial institutions and purchase up to $700 billion of troubled assets and mortgages from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. Under the U.S. Treasury’s Capital Purchase Program, it committed to purchase up to $250 billion of preferred stock and warrants in eligible institutions. The EESA also temporarily increased FDIC deposit insurance coverage to $250,000 per depositor through December 31, 2009, which was recently permanently increased to $250,000 under the Dodd-Frank Act.

On February 10, 2009, the U.S. Treasury announced the Financial Stability Plan which, among other things, provides a forward-looking supervisory capital assessment program that is mandatory for banking institutions with over $100 billion of assets and makes capital available to financial institutions qualifying under a process and criteria similar to the U.S. Treasury’s Capital Purchase Program. In addition, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was signed into law on February 17, 2009, and includes, among other things, extensive new restrictions on the compensation and governance arrangements of financial institutions.

On July 21, 2010, the President signed into law the Dodd-Frank Act, a comprehensive regulatory framework that will affect every financial institution in the U.S. The Dodd-Frank Act includes, among other measures, changes to the deposit insurance and financial regulatory systems, enhanced bank capital requirements and provisions designed to protect consumers in financial transactions. Regulators agencies will implement new regulations in the future which will establish the parameters of the new regulatory framework and provide a clearer understanding of the legislation’s effect on banks. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity, and leverage requirements or otherwise adversely affect our business. In particular, the potential impact of the Dodd-Frank Act on our operations and activities, both currently and prospectively, include, among others:

•	a reduction in our ability to generate or originate revenue-producing assets as a result of compliance with heightened capital standards;
•	increased cost of operations due to greater regulatory oversight, supervision and examination of banks and bank holding companies, and higher deposit insurance premiums;
•	the limitation on our ability to raise capital through the use of trust preferred securities as these securities may no longer be included as Tier 1 capital going forward; and
•	the limitation on our ability to expand consumer product and service offerings due to anticipated stricter consumer protection laws and regulations.

Numerous actions have been taken by the U.S. Congress, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime mortgage crisis that commenced in 2007, including the Financial Stability Program adopted by the U.S. Treasury. We cannot predict the actual effects of EESA, ARRA, the Dodd-Frank Act, and various other governmental, regulatory, monetary and fiscal initiatives which have been and may be enacted on the economy, the financial markets, on us. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions, could materially and adversely affect our business, financial condition, results of operations, and the price of our common stock.

Recent negative developments in the financial industry and the domestic and international credit markets may adversely affect our operations and results.

Negative developments in the global credit and securitization markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing throughout the remainder of 2010. As a result of this “credit crunch,” commercial as well as consumer loan portfolio performances have deteriorated at many institutions and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Global securities markets, and bank holding company stock prices in particular, have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial industry and the domestic and international credit markets, and the impact of new legislation in response to those developments, may negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance. We can provide no assurance regarding the manner in which any new laws and regulations will affect us.

Our focus on lending to small to mid-sized community-based businesses may increase our credit risk.

Most of our commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the markets in which we operate negatively impact this important customer sector, our results of operations and financial condition and the value of our common may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. Furthermore, the deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could have a material adverse effect on our financial condition and results of operations.

Our decisions regarding credit risk and allowance for loan losses may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;
•	credit risks of a particular customer;
•	changes in economic and industry conditions; and
•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

•	evaluations of the collectability of loans in our portfolio, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our overall loan portfolio;
•	economic conditions that may impact the overall loan portfolio or an individual borrower’s ability to repay;
•	the amount and quality of collateral securing the loans;
•	our historical loan loss experience, and
•	borrower and collateral specific considerations for loans individually evaluated for impairment.

There is no precise method of predicting credit losses; therefore, we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income, and possibly our capital.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

Continuation of the economic downturn could reduce our customer base, our level of deposits, and demand for financial products such as loans.

Our success significantly depends upon the growth in population, income levels, deposits, and housing starts in our markets. The current economic downturn has negatively affected the markets in which we operate and, in turn, the quality of our loan portfolio. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally remain unfavorable, our business may not succeed. A continuation of the economic downturn or prolonged recession would likely result in the continued deterioration of the quality of our loan portfolio and reduce our level of deposits, which in turn would hurt our business. Interest received on loans represented approximately 91.1% of our interest income for the year ended December 31, 2009, and 92.9% for the nine months ended September 30, 2010. If the economic downturn continues or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. Moreover, in many cases the value of real estate or other collateral that secures our loans has been adversely affected by the economic conditions and could continue to be negatively affected. Unlike many larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. A continued economic downturn could, therefore, result in losses that materially and adversely affect our business.

Liquidity risks could affect operations and jeopardize our financial condition.

The goal of liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities and withdrawals, and other cash commitments under both normal operating conditions and under unpredictable circumstances of industry or market stress. To achieve this goal, our Asset/Liability Committee establishes liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets.

Liquidity is essential to our business. An inability to raise funds through traditional deposits, borrowings, the sale of securities or loans, issuance of additional equity securities, and other sources could have a substantial negative impact on our liquidity. Our access to funding sources in amounts adequate to finance our activities and with terms acceptable to us could be impaired by factors that impact us specifically or the financial services industry in general. Factors that could detrimentally impact access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as the current disruption in the financial markets and negative views and expectations about the prospects for the financial services industry as a result of the continuing turmoil and deterioration in the credit markets.

Historically, we have relied on traditional and nontraditional deposits, advances from the Federal Home Loan Bank (the “FHLB”), funding from correspondent banks, and other borrowings to fund our operations. As a result of negative financial performance indicators, some of the bank’s various sources of liquidity are now restricted. The bank’s credit risk rating at the FHLB has been negatively impacted, resulting, initially, in reduced borrowing capacity. In January 2010, we were notified by the FHLB that it will not allow incremental advances until our financial condition improves. In addition, there is also a risk that the bank’s ability to borrow from the Federal Reserve Discount Window could be curtailed or eliminated.

We actively monitor the depository institutions that hold our federal funds sold and due from banks cash balances. We cannot provide assurances that access to our cash and cash equivalents and federal funds sold will not be impacted by adverse conditions in the financial markets. Our emphasis is primarily on safety of principal, and we diversify cash, due from banks, and federal funds sold among counterparties to minimize exposure relating to any one of these entities. We routinely review the financials of our counterparties as part of our risk management process. Balances in our accounts with financial institutions in the U.S. may exceed the FDIC insurance limits. While we monitor and adjust the balances in our accounts as appropriate, these balances could be impacted if the financial institutions fail.

Because we were not well-capitalized at September 30, 2010, although we had none at or since September 30, 2010, we may not accept brokered deposits unless a waiver is granted by the FDIC. Although we currently do not utilize brokered deposits as a funding source, if we were to seek to begin using such funding source, there is no assurance that the FDIC will grant us the approval when requested. These restrictions could have a substantial negative impact on our liquidity. Additionally, we would normally be restricted from offering an effective yield on deposits of more than 75 basis points over the national rates published by the FDIC weekly on their website. However, on April 1, 2010, we were notified by the FDIC that they had determined that the geographic areas in which we operate were considered high-rate areas. Accordingly, we are able to offer interest rates on deposits up to 75 basis points over the prevailing interest rates in our geographic areas.

There can be no assurance that our sources of funds will be adequate for our liquidity needs, and we may be compelled to seek additional sources of financing in the future. Specifically, we may seek additional debt in the future to achieve our business objectives. There can be no assurance that additional borrowings, if sought, would be available to us or, if available, would be on favorable terms. Bank and holding company stock prices have been negatively impacted by the recent adverse economic conditions, as has the ability of banks and holding companies to raise capital or borrow in the debt markets. If additional financing sources are unavailable or not available on reasonable terms, our business, financial condition, results of operations, cash flows, and future prospects could be materially adversely impacted.

We face strong competition for customers, which could prevent us from obtaining customers and may cause us to pay higher interest rates to attract customers.

The banking business is highly competitive, and we experience competition in our market from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national, and international financial institutions that operate offices in our primary market areas and elsewhere. We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. These institutions offer some services, such as extensive and established branch networks, that we do not provide. There is a risk that we will not be able to compete successfully with other financial institutions in our market, and that we may have to pay higher interest rates to attract deposits, resulting in reduced profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

The bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC (the “DIF”) and are subject to deposit insurance assessments to maintain the deposit insurance. As an FDIC-insured institution, we are required to pay quarterly deposit insurance premium assessments to the FDIC.

Due to the failures of several unaffiliated FDIC-insured depository institutions, and the FDIC’s new Temporary Liquidity Guarantee Program, the deposit insurance premium assessments paid by all banks have increased. In addition to the increases to deposit insurance assessments approved by the FDIC, the bank’s risk category also changed as of June 30, 2009, as a result of the risk-based capital ratios which also increased the bank’s premium assessments. The FDIC assessed a 5-basis point special assessment which was paid in September 2009. Also in September 2009, the FDIC adopted a Notice of Proposed Rulemaking to require insured financial institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for 2010, 2011 and 2012. We applied for and received an exemption to the prepayment assessment. The FDIC also voted to adopt a uniform three-basis point increase in assessment rates effective on January 1, 2011. The FDIC has also indicated that it intends to propose changes to the deposit insurance premium assessment system that will shift a greater share of any increase in such assessments onto institutions with higher risk profiles. Amendments to the Federal Deposit Insurance Act by the Dodd-Frank Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF will be calculated. Under the amendments, the assessment base will no longer be the depository institution’s deposit base, but rather its average consolidated total assets less its average equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35 % of the estimated amount of total insured deposits and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. As a result, we anticipate our future insurance costs to be substantially higher than in previous periods.

Although we cannot predict what the insurance assessment rates will be in the future, further deterioration in either risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

The FDIC may terminate deposit insurance of any insured depository institution if it determines that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. It also may suspend deposit insurance temporarily if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC.

Changes in prevailing interest rates may reduce our profitability.

One of the key measures of our success is our amount of net interest income. Net interest income is the difference between interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Federal Reserve.

We are subject to interest rate risk because:

•	Assets and liabilities may mature or reprice at different times (for example, if assets reprice faster than liabilities and interest rates are generally falling, net income will initially decline),
•

Assets and liabilities may reprice at the same time but by different amounts (for example, when the general level of interest rates is falling, we may reduce rates paid on transaction and savings deposit accounts by an amount that is less than the general decline in market interest rates),

•	Short-term and long-term market interest rates may change by different amounts (for example, the shape of the yield curve may impact new loan yields and funding costs differently), and/or
•

The remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in the investment securities available for sale portfolio may prepay significantly earlier than anticipated, which could reduce portfolio income).

Interest rates may also have a direct or indirect impact on loan demand, credit losses, mortgage origination volume, the mortgage-servicing rights portfolio, the value of our pension plan assets and liabilities, and other financial instruments directly or indirectly impacting net income.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

We are dependent on key individuals, and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

We depend on a limited number of key management personnel. The loss of key personnel could have a material adverse impact on our operations because other officers may not have the experience and expertise to readily replace these individuals. As a result, our Board of Directors may have to search outside of the bank for qualified permanent replacements. This search may be prolonged, and we cannot provide assurance that we would be able to locate and hire qualified replacements.

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably. See also “Risk Factors—Recent negative developments in the financial services industry and the domestic and international credit markets may adversely affect our operations and results.”

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the related rules and regulations promulgated by the Securities and Exchange Commission that are now applicable to us, have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. To comply with the Sarbanes-Oxley Act, we have previously hired outside consultants to assist with our internal audit and internal control functions. We have experienced, and we expect to continue to experience, greater compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act.

We have performed the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification for 2009. The auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act are annual and therefore will be completed as of December 31, 2010. We currently anticipate that our auditors will be able to provide the attestation relating to internal controls and all other aspects of Section 404 in 2010. In the event internal control deficiencies are identified in the future that we are unable to remediate in a timely manner or if we are not able to maintain the requirements of Section 404, we could be subject to scrutiny by regulatory authorities and the trading price of our stock could decline. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors and regulators could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. We currently anticipate that we will continue to comply with the requirements relating to internal controls and all other aspects of Section 404 within required time frames.

If we were to grow in the future or incur additional credit losses, we may need to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. If we grow in the future or incur additional credit losses, we may need to raise additional capital. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital on acceptable terms when needed, our ability to expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we decide to raise additional equity capital, your interest could be diluted.

We will face risks with respect to expansion through acquisitions or mergers.

From time to time we may seek to acquire other financial institutions or parts of those institutions. We may also expand into new markets or lines of business or offer new products or services. These activities would involve a number of risks, including:

•	the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management, and market risks with respect to a target institution;
•

the time and costs of evaluating new markets, hiring or retaining experienced local management, and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on our results of operations; and
•	the risk of loss of key employees and customers.

We may incur substantial costs to expand, and such expansion may not result in the levels of profits we seek. Integration efforts for any future mergers and acquisitions may not be successful and following any future merger or acquisition, after giving it effect, we may not achieve our expected benefits of the acquisition within the desired time frame, if at all.

We are not currently eligible to participate in FDIC-assisted acquisitions of assets and liabilities of failed banks, and there can be no assurances that we will be eligible to participate in such acquisitions in the future or that, if we were eligible, we would seek to participate in such acquisitions. However, we may possibly seek opportunities in the future to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. FDIC-assisted acquisitions present the risks of acquisitions generally as well as some risks specific to these transactions. Although these FDIC-assisted transactions often provide for FDIC assistance to an acquirer to mitigate certain risks, which may include loss-sharing, where the FDIC absorbs most losses on covered assets and provides some indemnity, we would be subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, without FDIC assistance, including risks associated with pricing such transactions, the risks of loss of deposits and maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these acquisitions provide for limited diligence and negotiation of terms, these transactions may require additional resources and time, servicing acquired problem loans and costs related to integration of personnel and operating systems, the establishment of processes to service acquired assets, require us to raise additional capital, which may be dilutive to our existing shareholders. If we decided to participate in FDIC-assisted acquisitions and were unable to manage these risks, then such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Our underwriting decisions may materially and adversely affect our business.

While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory guidelines, in certain circumstances we have made loans which exceed either our internal underwriting guidelines, supervisory guidelines, or both. The number of loans in our portfolio with loan-to-value ratios in excess of supervisory guidelines, our internal guidelines, or both could increase the risk of delinquencies and defaults in our portfolio.

We are exposed to the possibility of technology failure.

We rely on our computer systems and the technology of outside service providers. Our daily operations depend on the operational effectiveness of this technology. We rely on our systems to accurately track and record our assets and liabilities. If our computer systems or outside technology sources become unreliable, fail, or experience a breach of security, our ability to maintain accurate financial records may be impaired, which could materially affect our business operations and financial condition.

Failure to comply with government regulation and supervision could result in sanctions by regulatory agencies, civil money penalties, and damage to our reputation.

Our operations are subject to extensive regulation by federal, state, and local governmental authorities. Given the current disruption in the financial markets, we expect that the government will continue to pass new regulations and laws that will impact us. Compliance with such regulations may increase our costs and limit our ability to pursue business opportunities. Failure to comply with laws, regulations, and policies could result in sanctions by regulatory agencies, civil money penalties, and damage to our reputation. While we have policies and procedures in place that are designed to prevent violations of these laws, regulations, and policies, there can be no assurance that such violations will not occur.

If our deferred tax asset becomes impaired in the future, our earnings and capital position may be adversely impacted.

Deferred income tax represents the tax impact of the differences between the book and tax basis of assets and liabilities. Deferred tax assets are assessed periodically by us to determine if they are realizable. Factors in our determination include the ability to carry back or carry forward net operating losses and the performance of the business including the ability to generate taxable income from a variety of sources and tax planning strategies. If, based on available information, it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance against the deferred tax asset must be established with a corresponding charge to net income.

As of September 30, 2010, net deferred tax assets totaling $13.2 million were recorded in the Company’s Consolidated Balance Sheet. As of that date, we determined that $351 thousand of our net deferred tax assets are realizable based primarily on an available refund from net operating loss carryback against income taxes previously paid in 2008, and $12.8 million is supported by tax planning strategies and projections of future taxable income. Accordingly, no valuation allowance is recorded against net deferred tax assets as of September 30, 2010. In addition, the private placement that was consummated on October 7, 2010 is considered a change in control under the Internal Revenue Service rules. Accordingly, with the assistance of third party specialists we are in the process of determining the fair values of our assets for purposes of evaluating any potential limitations or deferrals of our ability to utilize in the future the net operating losses incurred through the consummation date and / or any built in losses as of the consummation date. Any such limitation or deferrals could result in the need to record a valuation allowance against all or a portion of our deferred tax assets. We expect to have our analysis completed in the fourth quarter 2010.

Realization of a deferred tax asset requires us to apply significant judgment and is inherently subjective because it requires the future occurrence of circumstances that cannot be predicted with certainty. We may not achieve sufficient future taxable income as the basis for the ultimate realization of our net deferred tax asset, and, therefore, we may have to establish a full or partial valuation allowance at some point in the future. If we determine that a valuation allowance is necessary, it would require us to incur a charge to our results of operations that would adversely impact our earnings and capital position.

Risks Related to our Common Stock

Our ability to pay dividends on our common stock is restricted.

We have not paid a dividend on our common stock since the first quarter of 2009. The holders of our common stock are entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available for such dividends. We are a legal entity separate and distinct from the bank and have historically relied on dividends from the bank as a viable source of funds to service our operating expenses, which typically include dividends to holders of our common stock; however, given the bank’s recent losses and the restrictions imposed by the Consent Order with the Supervisory Authorities, this source of liquidity is not currently available nor is it expected to be available for the foreseeable future. We and the bank are subject to regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Federal regulatory authorities are authorized to determine under certain circumstances that the payment of dividends by a bank holding company or a bank would be an unsafe or unsound practice and to prohibit payment of those dividends. Federal regulatory authorities have indicated that banking organizations should generally pay dividends only out of current income. In addition, as a South Carolina chartered bank, the bank is subject to limitations on the amount of dividends that it is permitted to pay.

We may issue additional shares of common or preferred stock securities, which may dilute the interests of our shareholders and may adversely affect the market price of our common stock.

We are currently authorized to issue up to 75,000,000 shares of common stock, of which 46,617,255 shares were outstanding as of October 7, 2010, and up to 2,500,000 shares of preferred stock, of which no shares are outstanding. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the remaining authorized but unissued shares and to establish the terms of any series of preferred stock. We may seek additional equity capital in the future as we expand our operations. Any issuance of additional shares of common stock or preferred stock will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock.

Because there is no public trading market for our common stock, investors that purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock is not listed on any national securities exchange or quoted on the OTC Bulletin Board. Our common stock is, however, quoted on the Pink Sheets under the symbol “PLMT.PK”. Although our common stock is quoted on the Pink Sheets, there is currently no public trading market of our common stock and the market price of our common stock may be difficult to ascertain. As a result, investors in our common stock may not be able to resell their shares at or above the purchase price paid by them or may not be able to resell them at all.

Our common stock is controlled by one or more shareholders whose interests may conflict with those of our other shareholders.

CapGen Capital Group V, LP (“CapGen”) owns approximately 45.4% of our outstanding shares of common stock as of October 7, 2010. As a result, CapGen will be able to exercise significant influence on our business as shareholders, including influence over election of our Board of Directors and the authorization of other corporate actions requiring shareholder approval. In deciding on how to vote on certain proposals, our shareholders should be aware that CapGen may have interests that are different from, or in addition to, the interests of our other shareholders.

A holder with as little as a 5% interest in our company could, under certain circumstances, be subject to regulation as a “bank holding company” and possibly other restrictions.

Any entity (including a “group” composed of natural persons) owning 25% or more of our outstanding common stock, or 5% or more if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, or the BHCA. In addition, (1) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain 5% or more of our outstanding common stock and (2) any person other than a bank holding company may be required to obtain regulatory approval under the Change in Bank Control Act of 1978 to acquire or retain 10% or more of our outstanding common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder’s investment in our common stock. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking. Further, subject to an FDIC policy statement published in August 2009, under certain circumstances, holders of 5% or more of our securities could be required to be subject to certain restrictions, such as an inability to sell or trade their securities for a period of three years, among others, in order for us to participate in an FDIC-assisted transaction of a failed bank.

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus, including information incorporated herein by reference, which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934 (the “Exchange Act”). The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. We caution readers that forward-looking statements are estimates reflecting our judgment based on current information, and are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the matters described in the “Risk Factors” of this prospectus and the following:

•

Greater than expected losses could occur due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors,

•	Greater than expected losses could occur due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral,

•	The rate of delinquencies and amounts of loans charged-off,

•	The adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods,

•	Our ability to complete the sale of our commercial loans held for sale, including that the bids offered will be at the currently recorded balances and therefore not result in additional writedowns,

•	Our ability to maintain appropriate levels of capital, including the potential that the regulatory agencies may require higher levels of capital above the statutory minimums,

•	Our ability to comply with our Consent Order and potential regulatory actions if we fail to comply,

•	Our ability to retain key personnel,

•	Our ability to retain our existing customers, including our deposit relationships,

•	The rates of loan growth in recent years and the lack of seasoning of a portion of our loan portfolio,

•	The amount of our loan portfolio collateralized by real estate, and the weakness in the real estate market,

•	Increased funding costs due to market illiquidity, increased competition for funding, and / or increased regulatory requirements with regard to funding,

•	Significant increases in competitive pressure in the banking and financial services industries,

•	Changes in the interest rate environment which could reduce anticipated or actual margins,

•	Changes in political conditions and the legislative or regulatory environment, including the effect of the recent financial reform legislation on the banking industry,

•

General economic conditions, either nationally or regionally and especially in our primary service areas, becoming less favorable than expected, resulting in, among other things, a further deterioration in credit quality,

•	Changes occurring in business conditions and inflation,

•	Changes in technology,

•	Changes in deposit flows,

•	Changes in monetary and tax policies, including confirmation of the income tax refund claims received by the Internal Revenue Service,

•	Potential limitations on our ability to utilize in the future net operating loss carryforwards and built in losses for income tax purposes due to the private placement transaction,

•	Changes in accounting principles, policies, or guidelines,

•	Our ability to maintain effective internal control over financial reporting,

•

Our reliance on available secondary funding sources such as FHLB advances, Federal Reserve Discount Window borrowings, sales of securities and loans, and federal funds lines of credit from correspondent banks to meet our liquidity needs,

•	Adverse changes in asset quality and resulting credit risk-related losses and expenses,

•	Loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions,

•	Changes in the securities markets, and / or

•

Other risks and uncertainties detailed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, in Part II, Item 1A of our Quarterly Report for the quarter ended June 30, 2010, and from time to time in our other filings with the SEC.

Further information on other factors that could materially affect our company is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus are being sold by the selling shareholders. See “Selling Shareholders” on page 19. We will not receive any proceeds from these sales of shares of our common stock.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 39,734,709 shares of common stock. The following table sets forth to our knowledge, certain information about the selling shareholders as of October 7, 2010, based on information furnished to us by the selling shareholders. Each selling shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table. All of the shares of common stock being offered under this prospectus were acquired by the selling shareholders in a private placement transaction that was completed on October 7, 2010, as described above under the heading, “Prospectus Summary –Private Placement of Our Common Stock” beginning on page 1.

The shares of common stock sold to the selling shareholders in the private placement were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection therewith, the investors made to us certain representations, warranties, covenants, and conditions customary for private placement investments.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 46,617,255 shares of common stock outstanding as of October 7, 2010. Shares shown as beneficially owned after the offering assume that all shares being offered under this prospectus are sold. Since the date each of the selling shareholders provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below.

The following table provides information regarding the beneficial ownership of our common stock held by the selling shareholders as of October 7, 2010 and the shares included in the offering.

	Shares of Common Stock
Name	Beneficially Owned Prior to the Sale of all Shares covered by this Prospectus (1)	Covered by this Prospectus	Beneficially Owned After the Sale of all Shares covered by this Prospectus	As a Percent of Total Outstanding After the Sale of Shares covered by this Prospectus (2)
Banc Fund VII L.P. (3)	449,566	449,566	—	0%
Banc Fund VIII L.P. (4)	674,350	674,350	—	0%
MGS Partners, LLC (5)	730,769	730,769	—	0%
Basswood Opportunity Partners, LP (5)	1,101,340	1,101,340	—	0%
Basswood Opportunity Fund, Inc. (5)	370,768	370,768	—	0%
CapGen Capital Group V, LP (6)	21,153,846	21,153,846	—	0%
Keefe Ventures Fund, LP	923,077	923,077	—	0%
Weichert Enterprise, LLC	1,000,000	1,000,000	—	0%
Patriot Financial Partners, LP (7)	7,628,554	7,628,554	—	0%
Patriot Financial Partners Parallel, LP (7)	1,317,823	1,317,823	—	0%
Sagus Financial Fund, LP	384,616	384,616	—	0%
Sandler O’Neill Asset Management, LLC – Malta Partners, L.P. (8)	60,140	60,140	—	0%
Sandler O’Neill Asset Management, LLC – Malta Hedge Fund, L.P. (8)	240,702	240,702	—	0%
Sandler O’Neill Asset Management, LLC – Malta Hedge Fund II, L.P. (8)	1,377,375	1,377,375	—	0%
Sandler O’Neill Asset Management, LLC – Malta Offshore, Ltd. (8)	608,744	608,744	—	0%
Sandler O’Neill Asset Management, LLC – Malta MLC Fund, L.P. (8)	609,927	609,927	—	0%
Sandler O’Neill Asset Management, LLC – Malta MLC Offshore, Ltd. (8)	180,035	180,035	—	0%
Sandler O’Neill Asset Management, LLC – SOAM Capital Partners, L.P. (8)	923,077	923,077	—	0%

Total	39,734,709	39,734,709	—	0%

(1)        The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares which the selling shareholder has the right to acquire within 60 days. The percentage of shares owned by each selling shareholder is based on a total outstanding number of 46,617,255 shares of common stock as of October 7, 2010.

(2)        Assumes that all shares of common stock covered by this prospectus will be sold in the offering.

(3)        Banc Fund VII L.P. is controlled by its general partner, MidBanc VII L.P. MidBanc VII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting or dispositive power over the shares held by this selling shareholder.

(4)        Banc Fund VIII L.P. is controlled by its general partner, MidBanc VIII L.P. MidBanc VIII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting or dispositive power over the shares held by this selling shareholder.

(5)        Basswood Capital Management, L.L.C. (“BCM”) is the investment manager for Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM. BCM, Matthew Lindenbaum and Bennett Lindenbaum may be deemed to have voting and investment power over the shares held by Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. Each of BCM, Matthew Lindenbaum and Bennett Lindenbaum disclaims beneficial ownership of the shares held by Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. except to the extent of its or his pecuniary interest therein.

Nathan J. Lindenbaum is the managing member of MGS Partners, LLC. Matthew Lindenbaum and Bennett Lindenbaum exercise investment discretion over the shares held by MGS Partners, LLC. Each of Nathan Lindenbaum, Matthew Lindenbaum and Bennett Lindenbaum disclaims beneficial ownership of the shares held by MGS Partners, LLC except to the extent of his pecuniary interest therein.

(6)        As the sole general partner of CapGen Capital Group V LP, CapGen Capital Group V LLC, or CapGen LLC, its managing member Eugene Ludwig, and the investment committee of CapGen LLC may be deemed to have voting or dispositive power over the shares held by the selling shareholder. Prior to the completion of the private placement on October 7, 2010, CapGen had not, and none of its affiliates, officers, directors, or holders of 5% or more of its share capital has, held any position or office with us or any of our subsidiaries within the past three years. However, in connection with the private placement, our Board of Directors appointed John P. Sullivan and Robert B. Goldstein, each a founding principal of CapGen Capital Advisors LLC, to serve on our Board of Directors.

(7)        Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, “Patriot”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by Patriot may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Prior to the completion of the private placement on October 7, 2010, Patriot had not, and none of its affiliates, officers, directors, or holders of 5% or more of its share capital has, held any position or office with us or any of our subsidiaries within the past three years. However, in connection with the private placement, our Board of Directors appointed James J. Lynch, a founding partner of Patriot, to serve on our Board of Directors.

(8)        Each of these funds is managed by Sandler O’Neill Asset Management, LLC or one of its affiliates (collectively “SOAM”). Terry Maltese is the managing member of SOAM. SOAM and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by these funds. SOAM and Mr. Maltese disclaim beneficial ownership over the shares held by these funds except to the extent of its or his pecuniary interest therein.

The selling shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of our common stock shown in the table above under the heading “Offered Hereby” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling shareholders are not obligated to sell any of the shares of our common stock offered by this prospectus.

Registration Rights

In connection with the private placement, we entered into a registration rights agreement with each of the selling shareholders. The registration rights agreement contains cross-indemnification provisions between us and the selling shareholders. However, no selling shareholder is required to provide indemnification pursuant to the registration rights agreement in an amount in excess of the proceeds of the sales of the registrable shares by such selling holder.

Pursuant to the registration rights agreement, we agreed to use our reasonable best efforts to (1) prepare and file a registration statement with the SEC registering the shares of common stock sold in this offering no later than 30 days after the date of closing of the private placement and (2) obtain a declaration of effectiveness of such registration statement as soon as practicable after filing, but in no event later than the earlier of (a) the 60th calendar day following the date the registration statement is filed with the SEC and (b) the 5th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. We agreed to use our reasonable best efforts to keep the registration statement effective for resales until the earlier of (1) the date that all of the shares of our common stock included in the registration statement have been resold thereunder or under Rule 144 promulgated under the Securities Act, or (2) the date that all of the shares of our common stock covered by such registration statement may be sold without volume or manner of sale restrictions under Rule 144 (after taking into account any holder’s status as an affiliate of the company) for purposes of Rule 144 and without the requirement for compliance by the company with the current public information requirements under Rule 144(c)(1) or, if applicable, Rule 144(i)(2), as determined by counsel to the company.

This description of the registration rights agreement is intended to be a summary of the terms of the agreement that are material to a purchaser of our common stock. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the registration rights agreement, as amended, which is an exhibit to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

The selling shareholders and their pledgees, donees, assignees and successors-in-interest may, from time to time, sell in one or more transactions, any or all of their shares of our common stock referred to in this prospectus at a price between $2.00 and $5.00 per share until our shares are listed on a national securities exchange or quoted on the OTC Bulletin Board and, thereafter, at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices. The selling shareholders may use any one or more of the following methods when disposing of shares:

•	transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	transactions otherwise than on these exchanges or systems;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	transactions to cover short sales made after the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These commissions and discounts may be in excess of those customary in the types of transactions involved to the extent permitted by applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus As discussed below, any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may be permitted to offer and sell shares of common stock from time to time under a supplement or amendment to this prospectus that lists the pledgee, transferee or other successors in interest as selling shareholders.

Each selling shareholder has represented to us that such selling shareholder is neither a broker-dealer nor an affiliate of a broker-dealer. If sales of shares offered under this prospectus are made to broker-dealers as principals, such broker-dealers would be “underwriters” within the meaning of the Securities Act and we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

To the extent the selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part. If a selling shareholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We have advised each selling shareholder that it may not use shares registered on this registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling shareholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

The selling shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be responsible for complying with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder including, without limitation, Regulation M, as applicable. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholders will sell all or any portion of the shares offered under this prospectus.

We are required to pay our fees and expenses incident to the registration of the shares, estimated to be approximately $68,366 in total, but we will not receive any proceeds from the sale of the common stock. However, a selling shareholder will pay all discounts, concessions, commissions, and similar selling expenses, if any, that can be attributed to the sale of securities.

We and the selling shareholders have agreed to indemnify one another against certain losses, claims, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. We may be indemnified by the selling shareholders against civil liabilities that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary only and is subject to applicable provisions of the South Carolina Business Corporation Act of 1988 (the “Business Corporation Act”) and to our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”) and our Amended and Restated Bylaws (our “Bylaws”). You should refer to, and read this summary together with, our Articles of Incorporation and Bylaws to review all of the terms of our capital stock. Our Articles of Incorporation are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009, and Current Report on Form 8-K, filed with the SEC on October 7, 2010. Our Bylaws are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 and Current Report on Form 8-K, filed with the SEC on December 21, 2009.

In connection with the private placement of the shares of common stock sold to the selling shareholders on October 7, 2010, we made contractual commitments with certain of the selling shareholders with respect to the shares of common stock purchased and owned by them, as well as, in certain cases, additional rights they have regarding our corporate governance matters. These rights and contractual commitments are described below where applicable.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, of which 46,617,255 shares were issued and outstanding as of October 7, 2010. As of such date, we had 132,810 shares of common stock underlying outstanding options with a weighted average exercise price of $22.54 per share. In addition, as of October 7, 2010, we had the ability to issue 204,960 shares of common stock pursuant to restricted stock that may be granted in the future under our existing equity compensation plan. Pursuant to the provisions of the Business Corporation Act, any outstanding shares of our capital stock reacquired by us would be considered authorized but unissued shares.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings or our equity compensation plans. Normally, no shareholder approval would be required for the issuance of these shares, except as required to approve a transaction in which shares of our common stock are to be issued in excess of the number currently authorized.

Voting and Other Rights

The holders of our common stock are entitled to one vote per share on each matter voted on at a shareholders’ meeting. A majority of the shares entitled to vote, represented at a meeting in person or by proxy, constitutes a quorum, and, in general, most routine matters will be approved if a majority in interest of the shares represented at the meeting vote in favor of the matter. Directors are elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Pursuant to our Articles of Incorporation, shareholders do not have cumulative voting rights.

In general, except as otherwise provided in our articles of incorporation, (i) amendments to our Articles of Incorporation must be approved by two-thirds of the votes entitled to be cast, regardless of voting group, and in addition by two-thirds of the votes entitled to be cast within each voting group entitled to vote separately thereon; and (ii) the dissolution of our company must be approved by two-thirds of the votes entitled to be cast thereon.

Our Articles of Incorporation provide that a merger, exchange or consolidation of our company with, or the sale, exchange or lease of all or substantially all of our assets to, any person or entity (referred to herein as a “Fundamental Change”), must be approved by the holders of at least 80% of our outstanding voting stock unless such Fundamental Change is approved in accordance with the Business Corporation Act and either (a) at the time of such approval no shareholder owns or controls 20% or more of our voting stock (a “Controlling Party”) or (b) at least two-thirds of the members of our Board of Directors approves such Fundamental Change. The approval by the holders of at least 80% of our outstanding voting stock is required to amend or repeal these provisions contained in our Articles of Incorporation.

Our Articles of Incorporation provide that our Board of Directors may alter, amend, or repeal any of our bylaws or adopt new Bylaws, subject to our shareholders’ concurrent right to alter, amend, or repeal any of our Bylaws or adopt new Bylaws. Consistent with the Business Corporation Act, our Articles of Incorporation provide that our shareholders in adopting, amending, or repealing a Bylaw may provide expressly that the Board of Directors may not adopt, amend, or repeal that bylaw or any Bylaw on that subject.

Our shareholders shall have dissenters’ rights to an appraisal with respect to their shares of common stock as provided by the Business Corporation Act in connection with certain types of merger or share exchange transactions. Dissenters’ rights generally are also available with respect to certain sales of all or substantially all of our property and certain amendments to our articles of incorporation that materially and adversely affect certain enumerated rights of a dissenter’s shares.

Preferred Stock

We are authorized to issue 2,500,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors has the authority to specify the preferences, limitations and relative rights (within the limits set forth in Section 33-6-101 of the Business Corporation Act, or any successor provision or redesignation thereof, as applicable) of the preferred stock or one or more series within the class of preferred stock. No shares of preferred stock are issued and outstanding as of the date of this prospectus.

Directors and Classes of Directors

Under our Articles of Incorporation and Bylaws and pursuant to the Business Corporation Act, the number of directors shall be the number designated by the directors at the initial or organizational meeting, and thereafter the number of directors may be increased or decreased by action of the Board of Directors at any time and the shareholders at any annual meeting of shareholders. Accordingly, either our directors or our shareholders have the authority to increase or decrease the number of directors, which is currently capped at no more than 11. The provisions of the Articles of Incorporation providing for the classified Board of Directors can be amended or repealed only upon the affirmative vote of the holders of at least two-thirds of our outstanding voting stock.

Our Board of Directors is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible. Because of the classification of directors, unless the shareholders act under the Business Corporation Act to remove directors from office, two annual meetings generally would be required to elect a majority of the Board of Directors and three, rather than one, would be required to replace the entire board.

Pursuant to the terms of the private placement that was consummated with the selling shareholders on October 7, 2010, on October 12, 2010, the Board of Directors appointed two designees from CapGen and one designee from Patriot to the Board of Directors. The CapGen designees are John P. Sullivan and Robert B. Goldstein, and the Patriot designee is James J. Lynch. Mr. Sullivan and Mr. Lynch have also been appointed as directors of the bank. Upon approval from the FDIC, Mr. Goldstein will also become a director of the bank. This right will terminate if, at any time, CapGen or Patriot, as applicable, owns 9.9% or less of the outstanding shares of the company’s common stock. If, at any time, Patriot loses its right to designate a member of the Boards of Directors of each of the company and the bank, then the number of designees that CapGen may designate will be reduced to one.

The Articles of Incorporation provide that a director may be removed only for cause by the affirmative vote of at least a majority of the outstanding voting stock.

Anti-Takeover Aspects of Certain Provisions

The provisions of our Articles of Incorporation regarding the staggered Board of Directors and Fundamental Change vote requirements as well as the other high vote requirements may have certain anti-takeover effects with respect to our company, and may be deemed to present an impediment to a change in control of our company even if such a change were favored by a majority of our shareholders. Such provisions could make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, the assumption of control through the acquisition of a large block of common stock or the removal of incumbent management. Such provisions may inhibit or impede fluctuations in the market price of our common stock, which might otherwise result from actual or potential takeover attempts.

Liquidation Rights

In the event of liquidation, the holders of our common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them.

Preemptive and Other Rights

Except as provided below, our shares, whether common or preferred, do not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

Pursuant to the terms of the private placement that was consummated with the selling shareholders on October 7, 2010, if we conduct a public or private offering of common stock solely for cash any time during a period of 24 months following the closing of the private placement, then, subject to certain exceptions, each selling shareholder will have the right to acquire from the company, for the same price and on the same terms as such common stock is offered, in the aggregate up to the amount of common stock required to enable each selling shareholder to maintain its current ownership percentage in the company.

Distributions

We may issue share dividends in our common stock to the holders of shares of our common stock. In addition, the holders of shares of our common stock will be entitled to receive such other distributions as our Board of Directors may declare, subject to any restrictions contained in our Articles of Incorporation (of which there currently are none), unless after giving effect to such distribution, (i) we would not be able to pay our debts as they become due in the usual course of business or (ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy claims of shareholders who have preferential rights superior to the rights of holders of our common stock.

We and the bank are subject to regulatory policies and requirements relating to the payment of dividends. Since our total risk-based capital ratio was below the well-capitalized regulatory minimum threshold at September 30, 2010, payment of a dividend on our common stock would have required prior notification and non-objection from the FDIC.

Business Combination Statute

The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our Articles of Incorporation do not contain such a provision. An amendment of our Articles of Incorporation to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

Control Share Acquisitions

South Carolina law also contains provisions that, under certain circumstances, would preclude an acquirer of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares, unless the corporation has elected not to be governed by the law. Pursuant to our Bylaws, we elected not to be subject to or governed by such law.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered by this prospectus will be passed upon by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus, by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Elliott Davis, LLC, an independent registered public accounting firm, as stated in their reports. Such reports are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement for the securities on Form S-1 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010;

•	Our Definitive Proxy Statements on Schedule 14A, filed with the SEC on June 28, 2010 and April 30, 2010;

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, filed with the SEC on May 3, 2010, August 2, 2010, and November 1, 2010, respectively; and

•

Our Current Reports on Form 8-K, filed November 12, 2010, October 18, 2010, October 7, 2010, October 6, 2010, September 24, 2010, August 6, 2010, June 25, 2010, June 11, 2010, June 10, 2010, and June 1, 2010.

All filings made by us with the SEC pursuant to the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement shall also be deemed incorporated by reference into this prospectus.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Lauren S. Greer, Palmetto Bancshares, Inc., 306 East North Street, Greenville, South Carolina, 29601. Telephone requests for copies should be directed to Mrs. Greer at (864) 250-6050.

We maintain an Internet website at www.palmettobank.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC Registration Fees	$7,366.02
Accounting Fees and Expenses	10,000.00	*
Legal Fees and Expenses	50,000.00	*
Miscellaneous	1,000.00	*

Total	$68,366.02

* Estimates

We will bear our fees and expenses incurred in connection with the registration of shares of our common stock in connection with this offering. The selling shareholders will bear all selling and other expenses that they incur in connection with their sale of shares of common stock pursuant to the prospectus which is part of this registration statement.

Item 14. Indemnification of Directors and Officers.

Under our Bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our Bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the Business Corporation Act, a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act. Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our Articles of Incorporation do not contain any such limitations. The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Under our Articles of Incorporation, no director will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent Sales of Unregistered Securities.

On October 7, 2010, we consummated a private placement transaction pursuant to which we issued 39,975,980 shares of our common stock at $2.60 per share for an aggregate purchase price of $103.9 million. The private placement was exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, and transfer was restricted in accordance with the requirements of the Securities Act. All of the investors had access to our SEC filings. We paid a commission of $6.1 million to the sales agent for the private placement. The net proceeds of the private placement, after deducting commissions and expenses, were $95.4 million of which $1.4 million was retained by us and $94 million was contributed to the bank as a capital contribution.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit

3.1.1	Amended and Restated Articles of Incorporation filed on December 21, 2009 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

3.1.2	Articles of Amendment filed on August 11, 2010 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2010.

3.2.1	Amended and Restated Bylaws dated December 15, 2009: Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

4.1	Articles of Incorporation of the Registrant: Included in Exhibits 3.1.1 – 3.1.2.

4.2	Bylaws of the Registrant: Included in Exhibit 3.2.1.

4.3	Specimen Certificate for Common Stock: Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, Commission File No. 33-51212, filed with the Securities and Exchange Commission on August 20, 1992.

5.1†	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

10.1*	The Palmetto Bank Pension Plan and Trust Agreement: Incorporated by reference to Exhibit 10 (c) to the Company’s Registration Statement on Form S-4, Commission File No. 33-19367, filed with the Securities and Exchange Commission on May 2, 1988.

10.2*	The Palmetto Bank Officer Incentive Compensation Plan: Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

10.3.1*	Palmetto Bancshares, Inc. 1997 Stock Compensation Plan, as amended to date: Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997.

10.3.2*	Amendment to the Palmetto Bancshares, Inc.’s 1997 Stock Compensation Plan: Incorporated by reference to Exhibit 10.4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

10.4*	Palmetto Bancshares, Inc. 2008 Restricted Stock Plan: Incorporated by reference to Appendix A to Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 17, 2008.

10.5	Lease Agreement dated as of May 2, 2007 between The Palmetto Bank and Charles E. Howard and Doris H. Howard: Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 26, 2007.

10.6*	Employment Agreement by and between Palmetto Bancshares, Inc. and Samuel L. Erwin, dated December 15, 2009: Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

10.7*	Employment Agreement by and between Palmetto Bancshares, Inc. and Lee S. Dixon, dated December 15, 2009: Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

10.8	Stock Purchase Agreement by and among Palmetto Bancshares, Inc. and the investors named therein dated as of May 25, 2010: Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2010.

10.9	Registration Rights Agreement by and among Palmetto Bancshares, Inc. and the investors named therein dated as of May 25, 2010: Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2010.

10.10	Amendment No. 1 dated June 8, 2010 to Stock Purchase Agreement and Registration Rights Agreement by and among Palmetto Bancshares, Inc. and each of the other investors named therein, each dated as of May 25, 2010: Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2010.

10.11	Amendment No. 2 dated September 22, 2010 to Stock Purchase Agreement by and among Palmetto Bancshares, Inc. and each of the other investors named therein: Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2010.

10.12	Consent Order, effective June 10, 2010, between the FDIC, the South Carolina State Board of Financial Institutions, and The Palmetto Bank: Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2010.

21.1	List of Subsidiaries of the Registrant: Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1†	Power of Attorney for directors as of the date of the initial filing (contained on the signature pages).

24.2	Power of Attorney for directors appointed following the date of the initial filing.

*	Management contract or compensatory plan or arrangement
†	Previously filed

Item 17. Undertakings.

The registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenville, State of South Carolina on November 17, 2010.

PALMETTO BANCSHARES, INC.
(Registrant)

By:	/s/ Samuel L. Erwin
Samuel L. Erwin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title

*	Director
Lee S. Dixon	Chief Financial Officer
Chief Operating Officer
Chief Risk Officer

/s/ Samuel L. Erwin	Director
Samuel L. Erwin	Chief Executive Officer

*	Director
Michael D. Glenn

/s/ Robert B. Goldstein	Director
Robert B. Goldstein

*	Director
John D. Hopkins, Jr.

/s/ James J. Lynch	Director
James J. Lynch

*	Chairman of the Board of Directors
L. Leon Patterson	Senior Executive for Strategic Development

*	Director
Jane S. Sosebee

*	Director
L. Stewart Spinks

/s/ John P. Sullivan	Director
John P. Sullivan

*	Director
J. David Wasson, Jr.

*By:	/s/ Samuel L. Erwin
Samuel L. Erwin
Attorney-in- Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1.1	Amended and Restated Articles of Incorporation filed on December 21, 2009 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

3.1.2	Articles of Amendment filed on August 11, 2010 in the office of the Secretary of State of South Carolina: Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2010.

3.2.1	Amended and Restated Bylaws dated December 15, 2009: Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

4.1	Articles of Incorporation of the Registrant: Included in Exhibits 3.1.1 – 3.1.2.

4.2	Bylaws of the Registrant: Included in Exhibit 3.2.1.

4.3	Specimen Certificate for Common Stock: Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, Commission File No. 33-51212, filed with the Securities and Exchange Commission on August 20, 1992.

5.1†	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

10.1*	The Palmetto Bank Pension Plan and Trust Agreement: Incorporated by reference to Exhibit 10 (c) to the Company’s Registration Statement on Form S-4, Commission File No. 33-19367, filed with the Securities and Exchange Commission on May 2, 1988.

10.2*	The Palmetto Bank Officer Incentive Compensation Plan: Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

10.3.1*	Palmetto Bancshares, Inc. 1997 Stock Compensation Plan, as amended to date: Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997.

10.3.2*	Amendment to the Palmetto Bancshares, Inc.’s 1997 Stock Compensation Plan: Incorporated by reference to Exhibit 10.4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

10.4*	Palmetto Bancshares, Inc. 2008 Restricted Stock Plan: Incorporated by reference to Appendix A to Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 17, 2008.

10.5	Lease Agreement dated as of May 2, 2007 between The Palmetto Bank and Charles E. Howard and Doris H. Howard: Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 26, 2007.

10.6*	Employment Agreement by and between Palmetto Bancshares, Inc. and Samuel L. Erwin, dated December 15, 2009: Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

10.7*	Employment Agreement by and between Palmetto Bancshares, Inc. and Lee S. Dixon, dated December 15, 2009: Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

10.8	Stock Purchase Agreement by and among Palmetto Bancshares, Inc. and the investors named therein dated as of May 25, 2010: Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2010.

10.9	Registration Rights Agreement by and among Palmetto Bancshares, Inc. and the investors named therein dated as of May 25, 2010: Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2010.

10.10	Amendment No. 1 dated June 8, 2010 to Stock Purchase Agreement and Registration Rights Agreement by and among Palmetto Bancshares, Inc. and each of the other investors named therein, each dated as of May 25, 2010:

Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2010.

10.11	Amendment No. 2 dated September 22, 2010 to Stock Purchase Agreement by and among Palmetto Bancshares, Inc. and each of the other investors named therein: Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2010.

10.12	Consent Order, effective June 10, 2010, between the FDIC, the South Carolina State Board of Financial Institutions, and The Palmetto Bank: Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2010.

21.1	List of Subsidiaries of the Registrant: Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1†	Power of Attorney for directors as of the date of the initial filing (contained on the signature pages).

24.2	Power of Attorney for directors appointed following the date of the initial filing.

*	Management contract or compensatory plan or arrangement
†	Previously filed